UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 7, 2013, Oclaro, Inc. (“Oclaro” or the “Company”) announced that Alain Couder, the Company’s chair and chief executive officer, retired effective as of June 6, 2013, and that the Board of Directors (the “Board”) of the Company named Greg Dougherty, a current Board member, as the Company’s chief executive officer effective as of the same date. The Company also announced that Marissa Peterson, a current Board member, has been elected as chair. Mr. Couder remains on the Company’s Board.

Mr. Dougherty, age 53, has served as an Oclaro Board member since 2009 and brings to the chief executive officer role substantial leadership, operations, sales, marketing and general management experience in the optical and laser industries, including previous roles as chief operating officer of JDS Uniphase Corporation (JDS) and chief operating officer of SDL, Inc. (SDL). Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation (Avanex) from April 2005 to April 2009, when Avanex and Bookham, Inc. (Bookham) merged to create Oclaro. Mr. Dougherty has served as a director of Picarro, Inc. (Picarro), a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, since October 2002. He also served as Picarro’s CEO from 2002 through 2003. Mr. Dougherty served on the board of directors of the Ronald McDonald House at Stanford from January 2004 until 2011. From February 2001 until September 2002, Mr. Dougherty was the chief operating officer of JDS, an optical technology company. Prior to JDS, he was the chief operating officer of SDL from March 1997 to February 2001 when they were acquired by JDS. From 1989 to 1997, Mr. Dougherty was the director of product management and marketing of Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in Optics in 1983 from the University of Rochester.

The Company and Mr. Dougherty have agreed in principle to terms of his employment as chief executive officer (the “Offer”). The terms of the Offer will be reflected in a written employment agreement to be entered into between the Company and Mr. Dougherty. Pursuant to the Offer, Mr. Dougherty will be paid a sign-on bonus of $300,000, a base salary of $600,000 per year for his service as chief executive officer of the Company and he will be eligible for annual bonuses, to be paid semi-annually, based upon achievement of individual and/or company performance goals to be mutually agreed between Mr. Dougherty and the Board. At full achievement of such goals, the total annual target bonus will be equal to 100% of his base salary, with the opportunity for a total annual bonus of up to 200% of his base salary for performance in excess of such goals. The Offer also provides that Oclaro will award to Mr. Dougherty 1,000,000 shares of restricted stock and/or restricted stock units (“RSUs”). One-half of the shares/RSUs will vest over four years based upon Mr. Dougherty continuing to be an employee of Oclaro. The remaining shares/RSUs will be performance-based awards that will vest and be earned only upon achievement of performance targets to be mutually agreed by the Board and Mr. Dougherty. These performance-based awards will further be subject to time-based vesting after they have been earned through achievement of the performance targets.

In addition to the vesting arrangements described above, the Board and Mr. Dougherty will also mutually agree upon an additional set of performance targets which, if achieved, will result in full and immediate acceleration of vesting for the entire 1,000,000 shares/RSUs in a period that could be as short as one year.

The Offer also provides that if Oclaro terminates Mr. Dougherty’s employment without cause, or Mr. Dougherty resigns his employment with “good reason” (a “Qualifying Termination”), then Mr. Dougherty will be entitled to the following benefits:

(i) severance payment equal to the sum of (a) two times his annual base salary and (b) two times his annual target bonus,

(ii) accelerated vesting of all restricted stock and/or RSU awards (“Equity Grants”) which vest based on Mr. Dougherty’s continued employment by Oclaro, and

(iii) a monthly payment, in an amount to be determined, for 24 months in lieu of continuing other benefits such as life and health insurance.

In addition, if Mr. Dougherty’s employment terminates in a Qualifying Termination in connection with a change of control of Oclaro, then the benefits to which Mr. Dougherty would be entitled would include, in addition to those set forth above for a Qualifying Termination, accelerated vesting of all Equity Grants, whether or not vesting is based on continued employment.

If Oclaro were to terminate Mr. Dougherty’s employment for “cause,” he would not be entitled to any severance payment or accelerated vesting of any Equity Grants.

If Mr. Dougherty voluntarily terminates his employment, other than in a Qualifying Termination, he would not be entitled to any severance payment or accelerated vesting of any Equity Grants and would be paid the following benefits only:

(i) salary earned through the date of termination, and

(ii) annual bonus amount that has been earned.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between Mr. Dougherty and any other person pursuant to which he was selected as chief executive officer. The Company is not aware of any transaction in which Mr. Dougherty has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release dated June 7, 2013 announcing the management changes described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on June 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: June 12, 2013	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release issued by the Company on June 7, 2013